Exhibit 10.28

FUNDING AGREEMENT

This Funding Agreement (“Agreement”) is entered into effective as of April 16, 2007 (“Effective Date”) by and between Nextera Enterprises, Inc., a Delaware corporation (“Nextera”), Woodridge Labs, Inc., a Delaware corporation (“Woodridge”), Mounte LLC, a Delaware limited liability company (“Mounte”) and Jocott Enterprises, Inc., a California corporation (“Jocott”).

WHEREAS, Nextera has entered into a Credit Agreement, dated as of March 9, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Nextera, Woodridge, the several financial institutions from time to time party to the Credit Agreement as lenders thereunder (collectively, “Lenders”) and NewStar Financial, Inc., as the administrative agent for the Lenders (“Administrative Agent”); and

WHEREAS, as a result of the recall of certain DermaFreeze365™ products sold by Woodridge (the “Recall”), Nextera has requested that the Lenders amend certain terms, conditions and covenants in the Credit Agreement required by Nextera to avoid certain potential defaults under the Credit Agreement (the “Amendment”); and

WHEREAS, as a condition to the agreement of the Lenders to amend the Credit Agreement, the Administrative Agent and the Lenders have required that Nextera enter into this agreement and obtain the funding described herein.

Now, therefore, the parties hereby agree as follows:

1.             Funding; Loans.  Mounte agrees to loan the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) to Nextera pursuant to a promissory note in the form attached hereto as Exhibit A (the “Mounte Note”).  Mounte and Nextera agree to enter into a Standstill Agreement substantially in the form attached to the Amendment with respect to the Mounte Note.  Jocott agrees to loan the principal sum of One Million Dollars ($1,000,000) to Nextera pursuant to a promissory note in the form attached hereto as Exhibit B (the “Jocott Note” and together with the Mounte Note, the “Notes”).  Jocott and Nextera agree to enter into a Standstill Agreement substantially in the form attached to the Amendment with respect to the Jocott Note.  Nextera agrees that the Mounte Note and the Jocott Note shall be treated on a pari passu and pro-rata basis with respect to any payments on, or exchange or redemption of, any of the Notes.

2.             Indemnity Deposit.  Jocott agrees to pay as an irrevocable deposit an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Additional Deposit”) to Nextera.  The Deposit shall be made by withdrawing such amount from the Escrow Account established pursuant to the Escrow Agreement (“Escrow Agreement”), effective as of March 9, 2006, by and among City National Bank (“Escrow Agent”), Nextera, Woodridge and Jocott.  Such withdrawal shall be accomplished by delivering a joint instruction letter in the form attached hereto as Exhibit “C” (the “Joint Instruction Letter”) to the Escrow Agent.  The parties acknowledge that Jocott has also previously deposited the sum of Five Hundred Thousand Dollars ($500,000) with Nextera and Woodridge (such prior deposit the “Prior Deposit” and together with the Additional Deposit, the “Deposit”) pursuant to an Indemnity Deposit

Agreement by and between Nextera, Woodridge and Jocott dated effective as of March 29, 2007 (the “First Deposit Agreement”).  The parties agree that the terms and conditions of this Agreement shall govern the entire Deposit and that anything to the contrary in the First Deposit Agreement with respect to the Initial Deposit is hereby superseded and shall be of no further force or effect.

3.             Terms of Deposit.  Jocott acknowledges and agrees that the Deposit shall be deemed to be satisfaction and payment in full of any and all past, present and future Claims (as such term is defined in the Asset Purchase Agreement dated as of March 9, 2006 (the “Purchase Agreement”) for indemnification against any of the Seller Parties for (i) any breaches or inaccuracies of any of the representations and warranties of the Seller Parties that pursuant to Section 9.3 of the Purchase Agreement survive for only eighteen (18) months following the Closing Date, (ii) any breaches or inaccuracies of any of the representations and warranties of the Seller Parties set forth in Section 4.7(c) of the Purchase Agreement, (iii) any breaches of the covenants of the Seller Parties to retain, pay, perform or discharge Excluded Liabilities to the extent that such Excluded Liabilities, directly or indirectly, relate, arise out of or are connected to any of the representations and warranties of the Seller Parties described in the foregoing clauses (i) and (ii), and (iv) any Liability imposed upon Buyer by reason of a Buyer Party’s status as transferee of the Business or Assets arising from any matters described in the foregoing clauses (i), (ii) and (iii), (such deemed satisfied and paid Claims as described in the foregoing clauses (i), (ii), (iii) and (iv) being the “Specified Claims”).  For the avoidance of doubt, except as set forth in the foregoing clauses (ii) and (iii), the foregoing payment and satisfaction shall not apply to any Claims for breaches of any representations or warranties of the Seller Parties that survive beyond said eighteen (18) month period pursuant to Section 9.3 of the Purchase Agreement or to any Claims for breaches of any covenants of the Seller Parties.  The Deposit shall be the sole and exclusive property of Nextera and/or Woodridge and Nextera and Woodridge shall have no liability or obligation to account for or return or refund any portion of the Deposit or any earnings on the Deposit to Jocott or any Seller Party.

4.             Redemption or Exchange of Notes.  Nextera agrees, subject to (i) any required consents or approvals of the Lenders under the Credit Agreement, (ii) any required consent of the holders of Nextera’s outstanding Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”), and (iii) the approval of Nextera’s board of directors (including any committees of the board of directors established to review and approve the transactions described in this Agreement) (collectively, the “Board”); that the Notes shall be redeemed or exchanged (the “Exchange”), at Nextera’s option, for an issuance of Series B Cumulative Non-Convertible Preferred Stock of Nextera (the “Series B Preferred”).  The Series B Preferred shall (i) be issued at a price equal to $100 per share, (ii) have a liquidation preference equal to $100 per share, (iii) provide for a 7% paid-in-kind dividend, and (iii) have such other rights, preferences and privileges as determined by the Board.  The Series B Preferred shall not be convertible into any other securities of Nextera and the Series B Preferred shall rank junior to the Series A Preferred as to the payment of dividends and as to the distribution of assets upon liquidation (actual or deemed), dissolution or winding up.  The parties agree that the Series B Preferred shall be structured so as to qualify as “Permitted Equity Interests” as such term is defined in the Credit Agreement (as amended by the Amendment).  The shares of Series B Preferred issued pursuant to this Section shall be issued as an exchange or redemption of all outstanding principal and accrued but unpaid interest on the Notes, with the number of shares rounded down to the nearest whole share (with the amount of any fractional share being paid in cash if so permitted by the terms of the Credit Agreement and any other credit or other contract or agreement to which Nextera, Woodridge or any of their affiliates is a party that restricts the payment of such cash amounts).

5.             Triggering Event.  Nextera agrees, subject to (i) any required consents or approvals of the Lenders under the Credit Agreement and of any other persons whose consent or approval is required at the time under any credit or other contract or agreement to which Nextera, Woodridge or any of their affiliates is a party, (ii) any required consent of the holders of the outstanding Series A Preferred, and (iii) the approval of the Board (which approval shall be sought at the same time as the Board approval described in Section 4 above); that, upon the first to occur of the following: (A) Nextera’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for a fiscal year, as determined by reference to Nextera’s annual consolidated financial statements as certified by Nextera’s independent auditors, is greater than or equal to Seven Million Dollars ($7,000,000), (B) Nextera’s aggregate EBITDA for any period of two (2) consecutive fiscal years, as determined by reference to Nextera’s annual consolidated financial statements as certified by Nextera’s independent auditors, is greater than or equal to Twelve Million Dollars ($12,000,000), or (C); any event happens that results in the exchange or redemption of, or payment of a liquidation preference with respect to, any of the Preferred Stock (as defined below) for cash or property (other than for any debt or equity securities or interests of Nextera or any of its subsidiaries and other than with respect to the Exchange), (the happening of the first to occur of the events described in the foregoing clauses (A), (B) and (C) being the “Triggering Event”), then Nextera shall take the actions described in paragraphs (a), (b) and (c) below.  Nextera and Woodridge shall use their respective reasonable best efforts to obtain all of the consents and approvals required under this Section 5.

(a)           Nextra shall, (x) within 15 Business Days after the occurrence of a Triggering Event, described in clause (A) or (B) in the immediately preceding paragraph, or (y) concurrent with and effective upon the occurrence of a Triggering Event described in clause (C) in the immediately preceding paragraph, issue to Jocott additional shares of Series B Preferred at a price equal to $100 per share.  The number of such additional shares to be issued to Jocott shall be equal to the quotient obtained by dividing (i) the sum of (A) $1,000,000, plus (B) the Appreciation Amount, by (ii) 100, and rounding down to the nearest whole share (with the amount of any fractional share being paid to Jocott in cash if so permitted by the terms of the Credit Agreement and any other credit or other contract or agreement to which Nextera, Woodridge or any of their affiliates is a party that restricts the payment of such cash amounts).  Such shares of Series B Preferred shall be issued to Jocott in consideration of Jocott’s irrevocable payment of the Deposit and Jocott’s compromise and settlement of the past, pending and future Specified Claims as described in Section 3.  For purposes of this Agreement, the “Appreciation Amount” means an amount equal to a deemed appreciation equal to (1) $1,000,000, multiplied by (2) seven percent (7%) per annum, compounded annually, calculated from the date that Jocott loans the funds to Nextera pursuant to the Jocott Note until the date of the issuance of the additional shares of Series B Preferred to Jocott pursuant to this Section 5(a).  The Appreciation Amount shall be computed on the basis of a 365-day year, actual number of days elapsed.  Jocott acknowledges and agrees that the calculation of the Appreciation Amount is solely for purposes of determining the number of shares of Series B Preferred and Series C Preferred to be issued to Jocott pursuant to Sections 5(a) and 5(b) and does not otherwise represent any interest, earnings or other amounts owed or payable to Jocott.

(b)           Nextra shall, (x) within 15 Business Days after the occurrence of a Triggering Event, described in clause (A) or (B) in the first paragraph in this Section 5, or (y) concurrent with and effective upon the occurrence of a Triggering Event described in clause (C) in the first paragraph in the Section 5, also issue to Jocott the same number of shares of Series C Cumulative Non-

Convertible Preferred Stock of Nextera (the “Series C Preferred” and together with the Series A Preferred and the Series B Preferred, the “Preferred Stock”) as the number of additional shares of Series B Preferred issued to Jocott under Section 5(a) above.  The Series C Preferred shall (i) be issued at a price equal to $100 per share, (ii) have a liquidation preference equal to $100 per share, (iii) provide for a 7% paid-in-kind dividend, and (iv) have such other rights, preferences and privileges as determined by the Board.  The Series C Preferred shall not be convertible into any other securities of Nextera and the Series C Preferred shall rank (i) junior to the Series A Preferred as to the payment of dividends and as to the distribution of assets upon liquidation (actual or deemed), dissolution or winding up, and (ii) on a parity with the Series B Preferred as to the payment of dividends and the Special Redemption Right (as defined below) but rank junior to the Series B Preferred as to the distribution of assets upon liquidation (actual or deemed), dissolution or winding up.  The parties agree that the Series C Preferred shall be structured so as to comply with any applicable restrictions in any credit or other contract or agreement to which Nextera, Woodridge or any of their affiliates is a party.  Such shares of Series C Preferred shall be issued to Jocott in consideration of Jocott’s irrevocable payment of the Deposit and Jocott’s compromise and settlement of the past, pending and future Specified Claims as described in Section 3.

(c)           Nextera shall, subject to (i) any required consents or approvals of the Lenders under the Credit Agreement and of any other persons whose consent or approval is required at the time under any credit or other contract or agreement to which Nextera, Woodridge or any of their affiliates is a party, (ii) any required consent of the holders of the outstanding Preferred Stock, and (iii) the approval of the Board, grant to the holders of Series A Preferred, Series B Preferred and Series C Preferred (which grant may have been previously contained in the governing documents with respect to the Series A Preferred, Series B Preferred and Series C Preferred, the exercise of which is conditioned upon the occurrence of a Triggering Event) the right (the “Special Redemption Right”) to require Nextera to redeem a portion (which portion shall be determined by the Board in good faith) of the shares of the Preferred Stock held by such holders at a redemption price equal to $100 per share (plus any applicable accrued but unpaid dividends on the shares so redeemed).  The Special Redemption Right of the holders of Series A Preferred shall be senior and prior to the Special Redemption Rights of the holders of Series B Preferred and Series C Preferred, and the Special Redemption Rights of the holders of Series B Preferred and Series C Preferred shall be on a parity with each other.  The exercise of any Special Redemption Rights shall be subject to such other terms and conditions as may be determined by the Board.

6.             Warrants.  Nextera agrees that, in connection with and at the time of the issuance of any Series B Preferred and/or Series C Preferred, Nextera shall also issue warrants to purchase Nextera’s Class A Common Stock at an exercise price of $0.50 per share (the “Warrants”) to the holder of such Series B Preferred and/or Series C Preferred.  The number of shares of Nextera’s Class A Common Stock for which such Warrants shall be exercisable shall be equal to (i) with respect to Notes redeemed or exchanged for Series B Preferred, the product of (A) the outstanding principal balance plus all accrued but unpaid interest that was redeemed or exchanged, multiplied by (B) two (2); (ii) 2,000,000 shares with respect to the Series B Preferred issued pursuant to Section 5(a) (when and if such Series B Preferred is issued), and (iii) 2,000,000 shares with respect to the Series C Preferred issued pursuant to Section 5(b) (when and if such Series C Preferred is issued).  The Warrants shall have a ten (10) year term and have customary piggyback registration rights (which shall be substantially consistent with the comparable rights granted to the Seller with respect to the Shares), anti-dilution rights and other rights with respect to specified events, all as determined by the Board.

7.             No Admission of Liability.  It is hereby understood and agreed that neither Jocott entering into this Agreement nor Jocott’s payment of the Deposit shall be deemed or construed as an admission of liability of any nature whatsoever arising from or related to the Recall or otherwise.

8.             Termination of Escrow Account; Release of Shares.  The parties agree that the Escrow Account established pursuant to the Escrow Agreement shall be terminated and all interest, earnings and other funds in the Escrow Account (after the payment of the Deposit) shall be the property of Jocott.  The parties further agree that the Stock Pledge and Security Agreement dated as of March 9, 2006 (the “Pledge Agreement”) by and among Nextera and Jocott is hereby terminated and Nextera shall promptly release and return the Pledged Securities (as defined in the Pledge Agreement) to Jocott as provided in the Pledge Agreement.

9.             Release.

(a)  Nextera and Woodridge, on behalf of themselves and their respective insurers, directors, officers, shareholders, assigns, licensees, agents, attorneys, servants, employees, affiliates, partners, owners, subsidiaries, representatives, predecessors, assigns, and successors, and each of them (collectively, the “Nextera Group”), hereby completely release and forever discharge the Seller Parties and each of them, and each of the Seller Parties’ respective past, present and future insurers, directors, officers, shareholders, assigns, licensees, agents, attorneys, servants, employees, affiliates, partners, owners, subsidiaries, heirs, executors, trustees, representatives, trust beneficiaries, predecessors, assigns, and successors (collectively, the “Seller Group”) from any and all past, present or future claims, demands, liabilities, obligations, promises, undertakings, actions, causes of action, rights, damages, sums of money, costs, losses, expenses and compensation of any kind, nature or character whatsoever, whether known or unknown, fixed or contingent, which the Nextera Group has had or claims to have had, now has or claims to have, or hereafter may have or claim to have, to the extent that any of the foregoing, directly or indirectly, arise out of, are related to, or are connected with the Specified Claims, including, without limitation, any act, omission, transaction, communication, dealing, conduct or negotiation of any kind whatsoever by the Seller Group, or any of them, or by anyone acting or purporting to act on their behalf, prior to the Effective Date to the extent that the foregoing, directly or indirectly, arise out of, are related to, or are connected with the Specified Claims (the foregoing being collectively referred to as the “Released Claims”).

(b)  Nextera and Woodridge expressly waive the provisions of section 1542 of the California Civil Code which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(c)  In connection with such release, discharge, waiver and relinquishment, each of Nextera and Woodridge acknowledge that it is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the Released Claims, but that it is the intention of each of them to hereby fully, finally and forever to settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected, which does now exist or heretofore may have existed against any member of the Seller Group with respect to any of the Released Claims, and that, in furtherance of such intention, the release given in Section 9(a) above shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts.  Notwithstanding the foregoing, nothing herein shall be construed as a waiver of any rights arising from a breach of any of the provisions of this Agreement.  Nextera and Woodridge represent and warrant for the benefit of the Seller Parties that neither of them has (i) transferred, assigned or conveyed any the Released Claims to any other Person, or (ii) relied upon any representation of any kind made by any of the Seller Parties in making the foregoing release.

10.           Governing Law; Entire Agreement; Waiver.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to applicable principles of choice of law).  This Agreement, together with all exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.           Multiple Counterparts; Facsimile or Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed by the exchange of facsimile or electronically transmitted signatures to identical counterparts with the same effect as if executed on the same instrument.

12.           Titles; Gender; Invalidity; Definitions.  The titles, captions or headings of the Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Unless otherwise defined in this Agreement, capitalized terms shall have the same meaning as set forth in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by themselves or their respective officers thereunto duly authorized, all as of the day and year first above written.

JOCOTT ENTERPRISES, INC.

By:	/s/ Joe Millin
Name:	Joe Millin
Title:	President

WOODRIDGE LABS, INC.

By:	/s/ Antonio Rodriquez
Name:	Antonio Rodriquez
Title:	Chief Financial Officer

NEXTERA ENTERPRISES, INC.

By:	/s/ Antonio Rodriquez
Name:	Antonio Rodriquez
Title:	Chief Financial Officer

MOUNTE LLC

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

[Signature Page to Funding Agreement]